Exhibit 12

                            GATX Capital Corporation
                Computation of Ratio of Earnings to Fixed Charges
                                 (in thousands)
                                   (unaudited)

                                 Nine Months
                                    Ended
                                 September 30,                Year Ended December 31,
                                 ------------- ---------------------------------------------------------
                                    1999         1998        1997        1996        1995        1994
                                  ---------    ---------   ---------   ---------   ---------   ---------
FIXED CHARGES:

Interest on indebtedness and
amortization of debt discount
and expense                       $  83,502    $ 110,187   $  94,305   $  85,836   $  68,396   $  62,744

Capitalized interest                  1,756        2,064       1,575       3,074       1,601         292

Portion of rents representing
interest factor (assumed to
approximate 33%)                     10,755       13,802      13,169      10,849       6,574       5,122

Total Fixed charges                  96,013      126,053     190,049      99,759      76,571      68,158

EARNINGS AVAILABLE FOR
FIXED CHARGES:

Income from continuing
operations                           58,558       71,981      53,924      45,314      32,604      24,851

Add (deduct):

Income taxes (benefit)               39,448       51,267      36,366      32,286      22,740      18,785

Equity in net earnings of joint
ventures, net of dividends
received                            (24,465)       6,159      39,031       8,740      13,522      14,322

Fixed charges (excluding
capitalized interest)                94,257      123,989     107,474      96,685      74,970      67,864

Total earnings available for
fixed charges                     $ 167,798    $ 253,306   $ 236,795   $ 183,025   $ 143,836   $ 125,822

Ratio of earnings to fixed
charges                               1.75x        2.01x       2.17x       1.83x       1.88x       1.85x